CONTACTS:                   Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman.
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2011 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Net Sales Rise 24.4% to $474.7 million;
Net Income Increases 23.9% to $82.4 million --

   Corona, CA – November 3, 2011 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the three-months ended September 30, 2011.
    Gross sales for the 2011 third quarter increased 25.0 percent to $548.1 million from $438.6 million in the same period last year.  Net sales for the three-months ended September 30, 2011 increased 24.4 percent to $474.7 million from $381.5 million a year ago.
    Gross profit, as a percentage of net sales, for the 2011 third quarter was 52.7 percent, compared with 51.9 percent for the comparable 2010 quarter.  Operating expenses for the 2011 third quarter increased to $118.2 million from $90.4 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.4 percent for the 2011 third quarter, compared with 4.5 percent in the same quarter last year.
    Selling expenses as a percentage of net sales for the 2011 third quarter were 12.6 percent, compared with 11.0 percent in the same quarter a year ago.
    General and administrative expenses for the 2011 third quarter were $37.4 million, compared with $31.1 million for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $4.9 million in the third quarter of 2011, compared with $4.3 million for the third quarter of 2010.
    Operating income for the 2011 third quarter increased 22.8 percent to $132.1 million from $107.6 million in the comparable 2010 quarter.
    The effective tax rate for the 2011 third quarter was 37.2 percent, compared with 38.1 percent in the same quarter last year.
    Net income for the 2011 third quarter increased 23.9 percent to $82.4 million from $66.5 million in the same quarter last year.  Net income per diluted share increased 23.3 percent to $0.88 from $0.72 per diluted share in the 2010 comparable quarter.
    Net sales for the Company’s DSD segment for the 2011 third quarter increased 25.3 percent to $447.1 million from $356.7 million for the same period in 2010.
    Gross sales to customers outside the United States rose to $116.8 million in the 2011 third quarter, compared with $69.8 million in the corresponding quarter in 2010.
    During the 2011 third quarter the Company purchased 1.4 million shares of its common stock at an average purchase price of $77.40 per share under the share repurchase program authorized by the Board of Directors in 2010.  Subsequent to the end of the quarter, the Company purchased an additional 0.3 million shares at an average purchase price of $79.56 per share, which exhausted the availability under the 2010 share repurchase program.  In October 2011 the Board of Directors authorized a new share repurchase program to purchase up to $250 million of the Company’s outstanding common stock.
    Rodney C. Sacks, chairman and chief executive officer, noted that the energy drink category continues to demonstrate solid growth, with the Monster Energy® brand growing in excess of the category.  The Company is continuing with its strategy to expand the Monster Energy® brand into new international markets, with additional launches in South America, Central and Eastern Europe, and Asia planned for the near future.  “Our new non-carbonated Monster Rehab™ energy drink, which was launched in the first quarter, continues to gain traction and has become one of the Company’s top selling Monster Energy® products in the convenience and gas channel.  We are in the process of launching three new additional products in the Monster Rehab™ line,” Sacks said.

    For the nine-months ended September 30, 2011, gross sales increased 31.9 percent to $1.483 billion from $1.124 billion for the comparable period a year earlier.  Net sales for the first nine months of 2011 increased 31.3 percent to $1.293 billion from $985.3 million for the same period of 2010.  Both gross and net sales for the comparative 2010 period were impacted by advance purchases made by customers in the 2009 fourth quarter, following the Company’s announcement of a new marketing contribution program for Monster Energy® distributors, as well as to avoid product supply interruptions due to the Company’s planned transition to the SAP enterprise resource planning system in January 2010.  The Company previously estimated that approximately 4 percent to 6 percent of its fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.
    Gross profit as a percentage of net sales was 52.6 percent for the first nine months of 2011, compared with 52.4 percent for the same period last year.
    Operating expenses for the nine-months ended September 30, 2011 increased to $327.0 million from $247.8 million in the same period last year.  Operating income for the first nine months of 2011 increased 31.7 percent to $353.0 million from $268.0 million in the corresponding period in 2010.
    Net income for the first nine months of 2011 was $221.7 million, or $2.37 per diluted share, compared with $162.9 million, or $1.75 per diluted share, for the same period last year.

Investor Conference Call
    The Company will host an investor conference call today, November 3, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com in the “Investor Relations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Hansen Natural Corporation
    Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, apple juice and juice blends, fruit juice smoothies, multi-vitamin juices, iced teas, energy drinks, Junior Juice® beverages, Blue Sky® beverages, Monster Energy® energy drinks, Monster Energy® Extra Strength Nitrous Technology™ energy drinks, Java Monster® non-carbonated coffee + energy drinks, X-Presso Monster™ non-carbonated espresso energy drinks, Monster Rehab™ non-carbonated rehydration energy drinks, Peace Tea® iced teas, Worx Energy™ energy shots, Vidration® brand vitamin enhanced waters, Admiral® iced teas and Hubert’s™ Lemonades.  For more information, visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; potential distribution disruptions and/or decline in sales arising out of the termination and/or appointment of domestic and/or international distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased taxes on our products; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Gross sales, net of discounts and returns*	$548,069	$438,585	$1,483,180	$1,124,449
Less: Promotional and other allowances**	73,360	57,119	189,907	139,172

Net sales	474,709	381,466	1,293,273	985,277

Cost of sales	224,402	183,540	613,208	469,447

Gross profit	250,307	197,926	680,065	515,830
Gross profit margin as a percentage of net sales	52.7%	51.9%	52.6%	52.4%

Operating expenses	118,217	90,371	327,039	247,813
Operating expenses as a percentage of net sales	24.9%	23.7%	25.3%	25.2%

Operating income	132,090	107,555	353,026	268,017
Operating income as a percentage of net sales	27.8%	28.2%	27.3%	27.2%

Other income (expense):
Interest and other income (expense), net	(63)	541	564	1,983
Loss on investments and put options, net	(799)	(727)	(850)	(864)
Total other income (expense)	(862)	(186)	(286)	1,119

Income before provision for income taxes	131,228	107,369	352,740	269,136

Provision for income taxes	48,836	40,873	131,057	106,239

Net income	$82,392	$66,496	$221,683	$162,897
Net income as a percentage of net sales	17.4%	17.4%	17.1%	16.5%

Net income per common share:
Basic	$0.94	$0.75	$2.51	$1.84
Diluted	$0.88	$0.72	$2.37	$1.75

Weighted average number of shares of common stock and common stock equivalents:
Basic	87,976	88,369	88,458	88,434
Diluted	93,320	92,865	93,582	92,915

Case sales (in thousands) (in 192-ounce case equivalents)	46,277	37,856	125,231	97,922
Average net sales price per case	$10.26	$10.08	$10.33	$10.06

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010
(In Thousands, Except Par Value) (Unaudited)
	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$287,157	$354,842
Short-term investments	412,255	244,649
Trade accounts receivable, net	139,033	101,222
Distributor receivables	512	413
Inventories	164,481	153,241
Prepaid expenses and other current assets	18,290	17,022
Prepaid income taxes	232	9,992
Deferred income taxes	16,772	16,772
Total current assets	1,038,732	898,153

INVESTMENTS	26,689	44,189
PROPERTY AND EQUIPMENT, net	44,070	34,551
DEFERRED INCOME TAXES	57,545	58,475
INTANGIBLES, net	47,466	43,316
OTHER ASSETS	3,926	3,447
Total Assets	$1,218,428	$1,082,131

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$108,521	$85,674
Accrued liabilities	32,803	23,811
Deferred revenue	11,434	10,140
Accrued distributor terminations	14	407
Accrued compensation	9,035	7,603
Current portion of debt	994	274
Income taxes payable	3,128	925
Total current liabilities	165,929	128,834

DEFERRED REVENUE	119,953	124,899

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 99,299 shares issued and 87,417 outstanding as of September 30, 2011; 98,731 shares issued and 88,980 outstanding as of December 31, 2010	496	494
Additional paid-in capital	220,331	187,040
Retained earnings	1,104,108	882,425
Accumulated other comprehensive (loss) income	(1,504)	281
Common stock in treasury, at cost; 11,882 shares and 9,751 shares as of September 30, 2011 and December 31, 2010, respectively	(390,885)	(241,842)
Total stockholders' equity	932,546	828,398
Total Liabilities and Stockholders’ Equity	$1,218,428	$1,082,131